Exhibit 23(g)

Consent of Independent Auditors

We consent to the use of our report dated May 9, 2025, except for modifications disclosed in Note 1b and Note 14, for which the date is August 14, 2025, with respect to the consolidated financial statements of CCS Power Finance, LLC and subsidiaries, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 30, 2026